CERTIFICATE OF DESIGNATIONS

                                    of

                      8% EXCHANGEABLE PREFERRED STOCK

                                    of

                          GRANT GEOPHYSICAL, INC.

                    (Pursuant to Section 151(g) of the
                     Delaware General Corporation Law)


     Grant Geophysical, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that the following resolution was adopted at a meeting of the board of directors of the Company (the "Board of Directors") on August 13, 1999 pursuant to
Section 151(g) of the Delaware General Corporation Law:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Company, the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

     Section 1. Designation and Amount. The shares of such series shall be designated as "8% Exchangeable Preferred Stock" (the "8% Exchangeable Preferred Stock") and the number of shares constituting the 8% Exchangeable Preferred Stock shall be one hundred twenty thousand (120,000). Such number of shares may be increased or decreased at any time by resolution of the Board of Directors; provided, however, no decrease shall reduce the number of shares of 8% Exchangeable Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants for, or upon the conversion or exchange of any outstanding securities issued by the Company convertible or exchangeable into 8% Exchangeable Preferred Stock.

     Section 2. Liquidation. Upon the voluntary or involuntary liquidation, winding up or dissolution of the Company, out of the assets available for distribution to shareholders, the 8% Exchangeable Preferred Stock shall be entitled to receive, in preference to any payment to the common stock, $0.001 par value per share (the "Common Stock"), and any other stock of the Company ranking junior to the 8% Exchangeable Preferred Stock, $100 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on each such share up to the date fixed for distribution (the "Preferred Liquidation Value"). After the 8% Exchangeable Preferred Stock has been paid, the remaining assets shall be paid to the Common Stock and other junior classes of stock in accordance with their respective priority, if any. In the event the net assets of the Company are insufficient to pay the holders of the 8% Exchangeable Preferred Stock the full amount of their preference set forth above, then the remaining net assets of the Company shall be divided among and paid to the holders of the shares of 8% Exchangeable Preferred Stock ratably per share in proportion to the full per share amounts to which they are entitled, and the Common Stock and other junior classes of stock will receive nothing.

     Section 3. Dividends. The 8% Exchangeable Preferred Stock is entitled to receive, out of legally available funds, cumulative dividends ("Preferred Dividends") from the issuance date thereof at the annual rate of eight percent (8%) of the Preferred Liquidation Value per share. All Preferred Dividends shall be payable quarterly on the first business day of each January, April, July and October of each year (each, a "Dividend Payment Date") commencing on October 1, 1999, to each holder of record at the start of business on such Dividend Payment Date. Preferred Dividends shall begin to accrue on outstanding shares of 8% Exchangeable Preferred Stock and to accumulate from the issuance date of such shares whether or not earned or declared, but Preferred Dividends for any period less than a full quarterly period between Dividend Payment Dates shall be computed on the basis of a 365-day year for the actual number of days elapsed. Interest shall accrue on accumulated but unpaid Preferred Dividends at the Default Rate (as defined below). At the Company's option, any Preferred Dividend may be paid, in whole or in part, in fully paid and non-assessable shares of 8% Exchangeable Preferred Stock having an aggregate Preferred Liquidation Value equal to the amount of the cash dividend that otherwise would have been required to be paid pursuant to this Section 3. The "Default Rate" shall be 12% per annum.

     Section  4.  Exchange.   The  holders  of shares  of  8%  Exchangeable
Preferred Stock have the following exchange rights:

          (a) Definitions. For purposes of this Section 4, the following definitions shall apply:

               (i) "Capital Stock" shall mean Common Stock and any other capital stock of the Company authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in the Company, whether voting or nonvoting, including without limitation, common stock, options, warrants, preferred stock, phantom stock, stock appreciation rights, convertible notes or debentures, stock purchase rights, and all agreements, instruments, documents and securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

               (ii) "Initial Public Offering" shall mean the consummation of an underwritten public offering of Common Stock of the Company pursuant to a registration statement filed under the Securities Act of 1933, as amended, after the Issuance Date (other than any registration statement relating to warrants, options or shares of capital stock granted or to be granted or sold primarily to employees, directors or officers of the Company, a registration statement filed pursuant to Rule 145 under the Securities Act of 1933, as amended, or any successor rule, a registration statement relating to employee benefit plans or interests therein and any registration statement covering preferred stock or securities issued in connection with any debt or preferred stock financing of the Company) wherein the aggregate net proceeds (after deducting all costs, discounts, commissions and other expenses of the offering) to the Company, the selling shareholders or the Company and the selling shareholders are at least $25 million.

               (iii) "Issuance Date" shall mean, with respect to the 8% Exchangeable Preferred Stock, the first date on which the Company issued any shares of such 8% Exchangeable Preferred Stock.

               (iv) "New Securities" shall mean any Capital Stock other than shares of Common Stock outstanding on the Issuance Date; provided that the term "New Securities" does not include (A) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock, (B) the issuance of Common Stock of the Company pursuant to an Initial Public Offering, (C) the issuance of shares of Common Stock in connection with a merger or securities issued in consideration for the acquisition by the Company or any subsidiary of the Company of the stock or assets of another Person, or (D) the issuance of shares of Common Stock pursuant to stock options granted to employees or directors of the Company under a stock option plan.

               (v) "Securities Act" shall mean the Securities Act of 1933, as amended.

          (b) Right to Exchange. So long as any shares of 8% Exchangeable Preferred Stock are outstanding, if the Company proposes to sell or issue New Securities, each share of 8% Exchangeable Preferred Stock shall be exchangeable, at the option of the holder thereof, into such New
Securities. If the holder of 8% Preferred Stock elects to exchange any shares of 8% Exchangeable Preferred Stock, then the holder will be entitled to receive New Securities having a purchase price equal to the aggregate Preferred Liquidation Value (calculated including accumulated and unpaid dividends thereon up to the date of exchange) of the 8% Exchangeable Preferred Stock so exchanged.

          (c) Notice to Holders. In the event the Company proposes to issue or sell New Securities, it will give each holder of 8% Exchangeable Preferred Stock written notice of its intention, describing the type of New Security and the price and terms upon which the Company proposes to issue or sell the New Securities, together with such other information as may be required under the Securities Act. Each holder of 8% Exchangeable Preferred Stock will have 20 days from the date of receipt of any such notice to elect to exchange its 8% Exchangeable Preferred Stock for the New Securities based upon the price and the terms specified in the notice by giving written notice to the Company stating the quantity of 8%
Exchangeable  Preferred  Stock  it  desires  to  exchange  into   the   New
Securities.

          (d) Allocation of New Securities. In the event the holders of the 8% Exchangeable Preferred Stock desire to exercise their exchange right hereunder to the extent that the number of New Securities into which the shares of 8% Exchangeable Preferred Stock elected to be exchanged by the holders thereof are exchangeable pursuant to Section 4(b) exceeds the number of New Securities the Company has proposed to issue or sell, each holder of 8% Exchangeable Preferred Stock shall be entitled to exchange its 8% Exchangeable Preferred Stock into its respective pro rata share of the New Securities the Company has proposed to issue or sell based on the aggregate number of shares of 8% Exchangeable Preferred Stock held by each holder (excluding, for such purposes, any holder that does not elect to exchange its shares).

          (e) Offer Period. Following the end of the notice period specified in Section 4(c), the Company will have 90 days to sell the New Securities remaining, if any, after the holders of 8% Exchangeable Preferred Stock have exercised their exchange rights at the same price and upon substantially the same terms specified in the Company's notice described in Section 4(c). So long as any shares of 8% Exchangeable Preferred Stock are outstanding, in the event the Company has not sold the New Securities within such 90-day period, the Company will not thereafter issue or sell any New Securities without first allowing the holders of 8% Exchangeable Preferred Stock to exchange their 8% Exchangeable Preferred Stock into such New Securities in the manner provided in this Section 4.

          (f) No Impairment. The Company will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and take all such action as may be necessary or appropriate in order to protect the exchange rights of the holders of the 8% Exchangeable Preferred Stock against impairment.

     Section 5. Voting Rights.

          (a) Except as set forth below or as otherwise provided by Delaware law, holders of shares of 8% Exchangeable Preferred Stock shall not be entitled to vote on matters submitted to a vote of the Company's stockholders. In all cases where the holders of shares of 8% Exchangeable Preferred Stock have the right to vote separately as a class as provided elsewhere herein or otherwise by Delaware law, such holders shall be entitled to one vote for each such share held by them respectively.

          (b) So long as shares of 8% Exchangeable Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of not less than a majority of the shares of 8% Exchangeable Preferred Stock, voting separately as a class:

               (i) amend its Amended and Restated Certificate of Incorporation or any other document to alter or change any rights, preferences or privileges of the 8% Exchangeable Preferred Stock;

               (ii) authorize another class or series of shares senior to or ranking in parity with the 8% Exchangeable Preferred Stock with respect to dividend preferences or distribution of assets on liquidation; or

               (iii) purchase, redeem or otherwise acquire any Common Stock, either directly or through a subsidiary, excluding the purchase of Common Stock from an employee or consultant of the Company.

     Section 6. Redemption.

          (a) The Company shall have the right, at its sole option and election, to redeem the shares of 8% Exchangeable Preferred Stock, in whole or in part, on not less than sixty (60) days notice of the date of redemption (any such date a "Redemption Date") at a price per share (the "Redemption Price") equal to (A) 100% of the Preferred Liquidation Value plus (B) all accrued and unpaid dividends thereon, whether or not declared or payable, to the applicable Redemption Date, in immediately available funds.

          (b) Notice of any redemption of shares of 8% Exchangeable Preferred Stock pursuant to Section 6(a) shall be mailed at least thirty
(30), but not more than sixty (60), days prior to the applicable Redemption Date to each holder of the shares of 8% Exchangeable Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Company. In order to facilitate the redemption of shares of 8% Exchangeable Preferred Stock, the Board of Directors may fix a record date for the determination of shares of 8% Exchangeable Preferred Stock to be redeemed, or may cause the transfer books of the Company for the 8% Exchangeable Preferred Stock to be closed, not more than sixty (60) days or less than ten (10) days prior to the applicable Redemption Date.

          (c)  Notice  of  redemption  having  been  given  as  provided in
Section 6(b), notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Redemption Date designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue and (iii) all rights of the holders of shares of 8% Exchangeable Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor and the right to convert such shares into shares of Common Stock until the close of business on such Redemption Date, in accordance with
Section 4 hereof.

     Section 7. Reacquired Shares. Any shares of 8% Exchangeable Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. No such share or shares shall be reissued.

     Section 8. Preemptive Rights. Except as provided herein, the 8% Exchangeable Preferred Stock is not entitled to any preemptive rights in respect of any securities of the Company.

     Section 9. Amendment and Waiver. The Company may not amend this Certificate of Designations or waive compliance with any of the provisions hereof without, in either instance, the affirmative vote (at a meeting) or the written consent (with or without a meeting) of the holders of a majority of the shares of 8% Exchangeable Preferred Stock; provided that no such action will change the dividend rate, the Preferred Liquidation Value or the amount payable on redemption of the 8% Exchangeable Preferred Stock without the prior written consent of each holder of 8% Exchangeable Preferred Stock.

     Section 10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidated or otherwise adversely affective the remaining provisions hereof. If a court of competent jurisdiction should determine that a provisions hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

     IN   WITNESS  WHEREOF,  Grant  Geophysical,  Inc.  has   caused   this
Certificate of Designations of 8% Exchangeable Preferred Stock to be duly executed by Richard H. Ward, its President, this 13th day of August, 1999.



                                        GRANT GEOPHYSICAL, INC.



                                        By:   /S/ Richard H. Ward
                                            -------------------------
                                                 Richard H. Ward
                                                    President